40 | 86 Strategic Income Fund

Form N-SAR Report for the Period Ended 12/31/06

Item 77-C (1)

Results of Meeting of Shareholders

The Fund’s Meeting of Shareholders was held on December 15, 2006. The shareholders voted on two proposals. The shareholders elected two Trustees to the Board of Trustees.

The following table provides information concerning the matters voted on at the meeting:

I.	Election of Trustees

Nominee	For	Withheld
Diana Hamilton	6,197,989.74	72,438.00

R. Matthew Neff	6,198,906.74	71,520.00